EXHIBIT 10.4

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made effective as of the 4th day of September, 2015 by and among Sun BioPharma, Inc. (f/k/a Cimarron Medical, Inc.), a Delaware corporation (“Parent”), David Fuhrman, Robert Sargent and Steven Fuhrman (together with David Fuhrman and Robert Sargent, the “Indemnifying Parties”).

WHEREAS, David Fuhrman was previously the CEO, CFO, President, Chairman of the Board and a stockholder of Parent.

WHEREAS, Robert Sargent was previously a director of Parent.

WHEREAS, Steven Fuhrman is the owner of Haxton Management, LLC, a company that previously provided financial management consulting services to Parent.

WHEREAS, Sun BioPharma Research, Inc. (f/k/a Sun BioPharma, Inc.), a Delaware corporation (the “Company”), SB Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Parent have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 12, 2015 whereby Merger Subsidiary would merge with and into the Company and the Company would thereby become a wholly owned subsidiary of Parent; and

WHEREAS, it is a condition to the obligation of the Company to effect the closing of the transactions contemplated by the Merger Agreement that Parent and the Indemnifying Parties have entered into this Indemnification Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Indemnification by the Indemnifying Parties.

(a) Indemnification Relating to Representations and Warranties. The Indemnifying Parties hereby agree, jointly and severally, to indemnify and hold Parent harmless from and after the date of this Indemnification Agreement from and against all damage it actually suffers as a result of any and all losses, injuries, damages or deficiencies sustained by Parent in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of Parent prior to the Merger Time (as defined in the Merger Agreement), including all judgments, costs, fees (including reasonable attorneys’ fees), and other reasonable out of pocket expenses incident to the foregoing; except for (i) claims relating to the Parent indebtedness represented by the promissory notes identified on Exhibit A hereto, in regard to which the Indemnifying Parties shall never have any indemnification obligations. In further consideration of the Indemnifying Parties’ indemnification obligations herein, Indemnifying Parties or their assigns shall have the option to purchase 1000 shares of common stock of Cimarron Medical Software, Inc., a Utah corporation, for the purchase price of the assumption of the Parent indebtedness represented by the promissory notes identified on Exhibit B hereto.

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(b) Notification and Opportunity to Confer and Defend. Parent agrees that it will (i) notify the Indemnifying Parties within seven (7) business days of Parent senior management becoming aware of a situation that is reasonably likely to give rise to a claim for indemnification under the Indemnification Agreement and (ii) cooperate in a reasonable manner with Indemnifying Party and at the Indemnifying Party’s expense, with respect to the defense and disposition of such claim; provided, however, that: (A) notwithstanding anything to the contrary in this agreement, Indemnifying Parties shall have control of the defense or settlement; (B) the Indemnifying Party shall not enter into any settlement that obligates the Parent to take any action or incur any expense without the Parent’s prior written consent, and (C) the Parent shall have the right to be represented by independent counsel of its own choosing, at its own expense, in connection with any such claim or suit. If the Indemnifying Parties fail to defend such suit, then the Parent, through counsel of its choice, shall, at the expense of the Indemnifying Parties, have the right to conduct the defense of such claim; provided however that the Parent shall not enter into any settlement that obligates the Indemnifying Parties to take any action or incur any expense without the Indemnifying Parties’ prior written consent (which shall not be unreasonably withheld). Any failure to notify the Indemnifying Parties within the seven (7) day period above shall not release the Indemnifying Parties from their respective obligations to indemnify Parent as provided in this Section 1, except to the extent that such failure has materially prejudiced the Indemnifying Parties’ ability to defend or resolve such claim on a more favorable basis.

(c) Limitation on Steve Fuhrman Indemnification Obligation. Notwithstanding the above paragraph, the indemnification obligation of Steve Fuhrman, who has never been an officer, director or principal shareholder of Parent, shall apply only to any financial matters involving Parent after January 1, 2010 (the “Applicable Period”). For purposes of this paragraph “financial matters” shall be defined as any assistance, advice or consultation in any accounting, financial statement or tax preparation, financial reporting or other financial efforts involving Parent during the Applicable Period.

2. Procedures for Indemnification. Parent shall give the Indemnifying Parties written notice, in reasonable detail, of all claims for indemnification being made by Parent against the Indemnifying Parties under the applicable provisions of this Indemnification Agreement and the amount of such claims (“Notice of Claim”). If requested in writing by the Indemnifying Parties within fifteen (15) days after receipt of the Notice of Claim, the Chief Executive Officer of Parent shall meet with the Indemnifying Parties within ten (10) business days thereafter to attempt to amicably resolve the dispute that is the subject of the Notice of Claim. The Indemnifying Parties must give Parent written notice of their intent to dispute the amount of a claim within thirty (30) business days of receipt of a Notice of Claim. The eventual payment by the Indemnifying Parties of any disputed amount shall include accrued interest of 8% per annum on the disputed amount from the date of payment by Parent of the disputed claim to the date of the payment to Parent by the Indemnifying Parties of such amount.

3. Counterparts. This Indemnification Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

4. Governing Law. This Indemnification Agreement shall be governed by the laws of the State of Delaware without giving effect to conflict-of-laws principles.

5. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Indemnification Agreement or the transactions contemplated hereby shall be settled exclusively by arbitration, conducted before a single arbitrator in Wilmington, Delaware in accordance with the rules of the American Arbitration Association then in effect. To the extent not prohibited by governing law and to the extent not inconsistent with the rules of the American Arbitration Association then in effect, the arbitrator shall have full power and discretion to (i) authorize, direct and administer discovery, (ii) determine all threshold issues (e.g., jurisdiction, adequacy of notice, arbitrability, enforceability and scope), (iii) determine the applicability of statutes of limitations, (iv) apply any substantive or procedural rule of law, privilege or other standard, (v) receive evidence, with or without hearings, in such form and manner as may be appropriate under the circumstances, (vi) issue summary judgment or comparable disposition, (vii) allocate the costs and expenses of arbitration and enforcement, including attorney’s fees, and (viii) provide for such remedies or relief, including provisional or temporary relief but excluding punitive damages, as equity or circumstances may warrant. The arbitrator shall not, however, have the authority to add to, detract from or modify any provision hereof. A decision by the arbitrator shall be final and binding, without right of appeal for error or manifest disregard of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

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6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Indemnifying Parties, or any of them, to:

David Fuhrman

[_____________________]

[_____________________]

Facsimile: [_____________]

[_____________________]

Robert Sargent

[_____________________]

[_____________________]

Facsimile: [_____________]

[_____________________]

Steven Fuhrman

[_____________________]

[_____________________]

Facsimile: [_____________]

[_____________________]

with a copy to:

[_____________________]

c/o [__________________]

[_____________________]

[_____________________]

[_____________________]

Facsimile: [_____________]

[_____________________]

If to Parent to:

c/o Michael T. Cullen, President

Sun BioPharma, Inc.

5700 SW 34th Street

Suite 105

Gainesville, FL 32608

Facsimile: (352) 528-6970

mcullen@sunbiopharma.com

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with a copy to:

Faegre Baker Daniels LLP

c/o W. Morgan Burns

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Facsimile: (612) 766-1600

morgan.burns@FaegreBD.com

7. Severability. If any term or other provision of this Indemnification Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Indemnification Agreement shall nevertheless remain in full force and effect.

8. Entire Agreement. This Indemnification Agreement constitutes the entire agreement with respect to the subject matter hereof.

[Signature Page Follows]

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SUN BIOPHARMA, INC.

By:	/s/ Michael T. Cullen
Name:	Michael T. Cullen
Its:	Chairman

/s/ David Fuhrman
David Fuhrman

/s/ Robert Sargent
Robert Sargent

/s/ Steven Fuhrman
Steven Fuhrman

[Signature Page to Indemnification Agreement]

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EXHIBIT A

Section 1(a)(i) Promissory Notes

Total principal amount of $250,000 reflected as part of the promissory notes reflected on spreadsheet attached hereto as Schedule 1, which principal amount has been paid or will be paid to the sellers by the buyers, respectively, under those certain note purchase agreements referenced on Exhibit B hereto.

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EXHIBIT B

Parent Indebtedness Promissory Notes

Those certain promissory notes identified on Schedule 6.3(r) of the Merger Agreement and reflected on the spreadsheet attached hereto as Schedule 1, with current principal balance of $555,271.75, less the sum of $250,000 (net amount - $305,271.75) paid or to be paid to David Furman and Robert Sargent (through his entity, Rare Principle, L.C.) under three certain note purchase agreements between David Furman and Robert Sargent (through his entity, Rare Principle, L.C.), as sellers under the note purchase agreements, and Douglas Polinsky, Weldon Gilbertson, Trustee of Ryan Gilbertson 2012 Trust, and Providence, LLC, respectively, as buyers under the note purchase agreements.

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SCHEDULE 1

Cimarron Software, Inc.

Note Payable Related Party

5/31/15

	GP	DF	RS	Total

March 2004-Dec.2004 Accrual		18,576.23	18,576.23	37,152.46
Balance @ 12/31/2004		18,576.23	18,576.23	37,152.46
Jan. 2005-Dec. 2005 Accrual		85,081.73	85,081.73	170,163.45
Balance @ 12/31/2005		103,657.96	103,657.96	207,315.91
Balance @ 12/31/2006		103,657.96	103,657.96	207,315.91
2007 Accrual		17,059.24	16,006.60	33,065.84
Deferred Salary Account balance @ 12/31/07		120,717.20	119,664.56	240,381.75
To be assigned to GP (at y/e 2008)

2008 To be reflected as a Note Payable-GP		95,128.00	33,702.00	128,830.00

Balance Note Payable-GP @ y/e 12/31/08		215,845.20	153,366.56	369,211.75

Less: Cash Paid to D.Fuhrman on
behalf of DIM 2009		(91,640.00)		(91,640.00)

2009 Accrual		150,000.00		150,000.00

Balance @ 12/31/09		274,205.20	153,366.56	427,571.75

2010 Accrual		150,000.00		150,000.00

Less: Cash paid to D.Fuhrman on behalf of DIM		(22,100.00)		(22,100.00)

Balance Note Payable: GP 12/31/10	0.00	402,105.20	153,366.56	555,471.75

7/9/2011 RS Loan			3,000.00	3,000.00
12/9/2011 Loan	2,000.00			2,000.00
1/24/2012 Loan	10,000.00			10,000.00
6/5/2013 Pyament	(3,000.00)			(3,000.00)
2/12/2015 Payment Activity		(11,000.00)		(11,000.00)
3/12/2015 Payment Activity		(1,200.00)		(1,200.00)
Total Activity	9,000.00	(12,200.00)	3,000.00	(200.00)

Balance Note Payable: GP 5/31/15				555,271.75

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